UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 25, 2019

DiamondRock Hospitality Company
(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Bethesda Metro Center, Suite 1400
Bethesda, MD 20814
(Address of Principal Executive Offices) (Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	DRH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                               Entry into a Material Definitive Agreement.

On July 25, 2019, DiamondRock Hospitality Company (the “Company”), as parent guarantor, DiamondRock Hospitality Limited Partnership, as borrower, and certain subsidiaries of the Company, as guarantors, entered into a Fifth Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as administrative agent, and certain other lenders named therein (the “Credit Agreement”).  Wells Fargo Securities LLC, BofA Securities, Inc, Citigroup Global Markets Inc. and U.S Bank National Association are joint lead arrangers and bookrunners of the Credit Agreement.  KeyBanc Capital Markets, Inc., Regions Capital Markets, PNC Capital Markets LLC and TD Securities (USA) LLC are joint lead arrangers of the Credit Agreement. Bank of America, N.A., Citibank, N.A. and U.S. Bank National Association are syndication agents and KeyBank National Association, Regions Bank, PNC Bank, National Association, and TD Bank, N.A. are documentation agents.  The Credit Agreement provides for a $400 million senior unsecured revolving credit facility (the “Revolving Credit Facility”) and a $350 million senior unsecured term loan facility (the “Term Loan Facility”) (collectively, the “Senior Credit Facilities”).

The Revolving Credit Facility matures on July 25, 2023 and the Term Loan Facility matures on July 25, 2024.  The Company may extend the maturity date of the Revolving Credit Facility for an additional year upon the payment of applicable fees and satisfaction of certain standard conditions. The Company also has the right to increase the aggregate amount of the Senior Credit Facilities to $1.2 billion with the lenders’ approval.

Additionally, on July 25, 2019, the Company amended the terms of its existing $50.0 million senior unsecured term loan due on October 2023 to conform to the Credit Agreement.

Interest is paid on the borrowings under the Credit Agreement at varying rates, based upon LIBOR plus an applicable margin. The applicable margin is based upon the Company’s ratio of net indebtedness to EBITDA, as follows:

Level	Ratio of Net Indebtedness to EBITDA	Applicable Margin for Revolving Loans	Applicable Margin for Term Loans
1	Less than 30%	1.40%	1.35%
2	Greater than or equal to 30% but less than 35%	1.45%	1.40%
3	Greater than or equal to 35% but less than 40%	1.50%	1.45%
4	Greater than or equal to 40% but less than 45%	1.55%	1.50%
5	Greater than or equal to 45% but less than 50%	1.70%	1.65%
6	Greater than or equal to 50% but less than 55%	1.90%	1.85%
7	Greater than or equal to 55%	2.05%	2.00%

In addition to the interest payable on borrowings under the Credit Agreement, the Company is required to pay an amount equal to 0.20% of the unused portion of the Revolving Credit Facility if the average usage of the Credit Agreement is greater than or equal to 50% and 0.30% if the average usage of the Revolving Credit Facility is less than 50%.

The Credit Agreement contains various corporate financial covenants. A summary of the most restrictive covenants is as follows:

Covenant
Maximum leverage ratio	60%
Minimum fixed charge coverage ratio	1.50x
Secured Indebtedness	Less than 45% of Total Asset Value
Unencumbered Leverage Ratio	60%
Unencumbered Implied Debt Service Coverage Ratio	1.20x

The Credit Agreement contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of facility. Any failure to comply with the financial and operating covenants of the Credit Agreement would constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable.

The foregoing description of the Credit Agreement is qualified in its entirety by the full terms and conditions of the Credit Agreement which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 2.03                                           Creation Of A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant.

The information set forth under Item 1.01 of this Current Report hereby incorporated by reference into this Item 2.03.

Item 9.01                                           Financial Statements and Exhibits.

d)             Exhibits

Exhibit No.	Description
10.1	Fifth Amended and Restated Credit Agreement dated as of July 25, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: July 29, 2019
	By	/s/ Briony R. Quinn
Briony R. Quinn
Senior Vice President and Treasurer